Exhibit 23.02

INDEPENDENT AUDITORS’ CONSENT

The Shareholders of

FBR Asset Investment Corporation:

We consent to incorporation by reference in the registration statement (No. 333-107731) on Form S-3 and the registration statement (No. 333-104475) on form S-8 of Friedman, Billings, Ramsey Group, Inc. of our report dated January 29, 2003, with respect to the consolidated statements of financial condition of FBR Asset Investment Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2002, which report appears in the December 31, 2003, annual report on Form 10-K of Friedman, Billings, Ramsey Group, Inc.

/s/ KPMG LLP

McLean, Virginia

March 12, 2004